EXHIBIT 11
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                                 QuesTech, Inc.

                  COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)


                                    Three Months           Six Months
                                   Ended June 30         Ended June 30
                                  1995       1994       1995       1994

Net income ...................  $ 140,500  $ 123,800  $ 239,400  $ 210,900

Actual shares outstanding ....  1,568,000  1,568,000  1,568,000  1,568,000

Less:  Shares held by the SECT   <208,592>  <221,792>  <208,592>  <221,792>

Number of shares used for
  calculating earnings per
  share ......................  1,359,408  1,346,208  1,359,408  1,346,208

Weighted average number of
  shares outstanding:
  Primary ....................  1,425,570  1,385,520  1,415,718  1,374,026
  Fully diluted ..............  1,547,144  1,405,029  1,547,144  1,405,029


Earnings per share:
  Primary ....................  $     .10        .09        .17        .15
  Fully diluted ..............  $     .09  $     .09  $     .16  $     .15


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